Exhibit 99.1

International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little, Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT REPORTS ENCOURAGING END OF TREATMENT RESULTS WITH TARIBAVIRIN AT TREATMENT WEEK 48 IN PHASE IIb STUDY
— Continues to demonstrate similar efficacy to ribavirin with lower anemia —
     ALISO VIEJO, Calif., November 24, 2008 — Valeant Pharmaceuticals (NYSE:VRX) today reported results at end of treatment, week 48 analysis point in the Phase IIb clinical trial for its antiviral compound, taribavirin, a prodrug of ribavirin in development for the treatment of chronic hepatitis C in conjunction with a pegylated interferon. Similar to the treatment week 12 results reported earlier this year, the 48-week viral response (EOT) data continue to show comparable reductions in viral load for weight-based doses of taribavirin and ribavirin. The anemia rate was statistically significantly lower for patients receiving taribavirin in the 20mg/kg and 25mg/kg arms versus the ribavirin control arm.
     In the Phase IIb study, 278 treatment naïve, genotype 1 patients were randomized with the following patient demographics: mean age 48.8 yr, 61.1% male, 30% African-American or Latino, 80.7% viral load ≥400,000 IU/mL and 82.1 kg mean weight. Treatment week (TW) 48 efficacy and safety results for the intention-to-treat (ITT) population are shown in the table below.
     “The results of this phase II study are encouraging, and suggest that comparable efficacy on therapy can be achieved when compared to ribavirin,” stated Fred Poordad, M.D., Chief of Hepatology at the Center for Liver Disease and Transplantation, Cedars-Sinai Medical Center, Los Angeles, CA. “If the sustained response rates are also similar with less anemia, this will be a significant step forward in the development of taribavirin.”
     “We are pleased that the 48-week data continues to demonstrate sustained comparable efficacy between taribavirin and ribavirin given that the genotype 1 group is a difficult to treat population and a third of the patients in this study were either African-American or Latino,” said J. Michael Pearson, chairman and chief executive officer. “We believe that taribavirin will be a promising alternative to ribavirin in the treatment of chronic hepatitis C and, with Valeant’s strategic shift away from the infectious disease market, we plan to out-license this compound in order to maximize its potential for these patients.”

Key Efficacy and Safety Data Table at Treatment Week 48 (ITT Population)

Phase IIb
	TBV	TBV		TBV	RBV
	20 mg/kg	25 mg/kg		30 mg/kg	800-1400mg
	n=67	n=70		n=68	n=70
TW4 Undetectable[1]	11 (16.4%)	10 (14.3%)		11 (16.2%)	8 (11.4%)
TW12 Undetectable[1]	28 (41.8%)	29 (41.4%)		17 (25.0%)	22 (31.4%)
TW24 Undetectable[1]	35 (52.2%)	29 (41.4%)		27 (39.7%)	28 (40.0%)
TW48 Undetectable[1]	29 (43.4%)	23 (32.9%)[3]		20 (29.4%)	23 (32.9%)
Anemia rate TW 48[2]	9 (13.4%)*	11 (15.7	%)**	19 (27.9%)	23 (32.9%)

[1]	HCV RNA < 39 IU/mL

[2]	Anemia rate defined as percentage of patients with Hgb level <10g/dL.

[3]	Includes data on two patients who were virus undetectable at TW36 and FW52, but missed TW48 assessment

*	p=0.009

**	p=0.03
     The most common adverse events were fatigue, nausea, flu-like symptoms, headache and diarrhea. The incidence rates among treatment arms were generally comparable except with respect to diarrhea, where diarrhea was approximately twice as common in taribavirin patients as ribavirin patients. However, the diarrhea was generally mild and not treatment limiting for taribavirin or ribavirin patients.
     The Phase IIb trial is a U.S. multi-center, randomized, parallel, open-label study in 278 treatment-naïve, genotype 1 patients evaluating taribavirin at 20 mg/kg, 25 mg/kg, and 30 mg/kg per day in combination with pegylated interferon alfa-2b. The control group is being administered weight-based dose ribavirin (800/1000/1200/1400mg daily) and pegylated interferon alfa-2b. Overall treatment duration is 48 weeks with a post-treatment follow-up period of 24 weeks.
About Taribavirin
     Taribavirin is an investigational compound that has not been found by the Food and Drug Administration (FDA) or any other regulatory agency to be safe or effective in the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until FDA has approved a New Drug Application. Similar restrictions apply in other countries.
About Valeant
     Valeant Pharmaceuticals International (NYSE: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the potential for taribavirin in the treatment of hepatitis C, and the continuing role of ribavirin or taribavirin in the treatment of hepatitis C, that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the clinical development of new products, regulatory approval processes, that results from treatment week 48 in a phase IIb clinical trial are not necessarily predictive of the entire phase IIb trial or a phase III trial, and other risks detailed from time to time in the company’s SEC filings. The company cautions the reader that these factors, as well as other factors described in its SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this press release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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